March 26, 1996

U. S. Securities and Exchange Commission                           By EDGAR and
450 Fifth St., N.W.                                                U. S. Mail
Washington, D.C. 20549
  Attn:  Filing Desk

                    Re:  The FINOVA Group Inc. 1996 Proxy Statement

Dear Ladies and Gentlemen:

     Enclosed by EDGAR is the 1996 Proxy Statement and related materials for The FINOVA Group Inc., which were first mailed to shareholders on the date hereof. Nine copies will follow by U. S. Mail, 8 for the filing desk and 1 for Mr. Gregory Hair, our Branch Chief.

     The $125 filing fee has been wired to the Commission's account at Mellon Bank.

     Five copies of the proxy materials have also been forwarded to the New York Stock Exchange simultaneously herewith.

     The mail package will also contain eight copies of the Company's annual report to stockholers, which is not being filed with the Commission, but is being forwarded to it for its information, pursuant to SEC Rule 14a-3(c). Five copies of that report have been forwarded to the NYSE as well.

     Please accept these materials and contact me should you have any comments or questions regarding these submissions.

                                        Very truly yours,



                                        Richard Lieberman
                                        Assistant General Counsel

cc:  William J. Hallinan, Esq.
     Robert J. Hackett, Esq.
     Gregory W. Hair, Branch Chief, S.E.C.

                        SCHEDULE 14A INFORMATION
            PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                    SECURITIES EXCHANGE ACT OF 1934
                     (Amendment No. ______________)


Filed by the Registrant    /X/
Filed by a party other than the Registrant   / /

Check the appropriate box:
/ /  Preliminary proxy statement
/ / Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive proxy statment
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                         THE FINOVA GROUP INC.
            ------------------------------------------------
            (Name of Registrant as Specified in Its Charter)


  ------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) or Schedule 14A

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


(1)  Title of each class of securities to which transactions applies:

- - ----------------------------------------------------------------------------

(2)  Aggregate number of securities to which transactions applies:

- - ----------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

- - ----------------------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:

- - ----------------------------------------------------------------------------

(5)  Total fee paid:

- - ----------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount previously paid:

- - ----------------------------------------------------------------------------

(2)  Form, Schedule or Registration Statement No.:

- - ----------------------------------------------------------------------------

(3)  Filing party:

- - ----------------------------------------------------------------------------

(4)  Date filed:

- - ----------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                                March 26, 1996

To the Holders of Common Stock of
The FINOVA Group Inc.

     The Annual Meeting of Stockholders of The FINOVA Group Inc., a Delaware corporation (the "Corporation"), will be held in the Ballroom of the Radisson Resort Scottsdale, 7171 North Scottsdale Road, Scottsdale, Arizona, on Thursday, May 9, 1996, at 9:00 a.m., Mountain Standard Time, for the purpose of considering and voting upon:

   1. Election of directors of the Corporation;

   2. Amendment to the Corporation's 1992 Stock Incentive Plan;

   3. Ratification of the appointment of Deloitte & Touche LLP to audit the accounts of the Corporation for the year 1996; and

   4. Any other matters which may properly come before the meeting and any adjournment or adjournments thereof.

     Only stockholders of record of Common Stock at the opening of business on March 11, 1996 are entitled to receive notice of and to vote at the meeting. A list of the stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose germane to the meeting. The list will also be available on the same basis for ten days prior to the meeting at the principal executive offices of the Corporation, 1850 North Central Avenue, P.O. Box 2209, Phoenix, Arizona 85002-2209.

     The Annual Report for the year 1995, including financial statements, and the Proxy Statement are enclosed with this Notice of Annual Meeting.

     TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE VOTE, SIGN AND MAIL THE ENCLOSED PROXY AS SOON AS POSSIBLE. A return envelope, which requires no postage if mailed in the United States, is enclosed for that purpose. Your proxy is being solicited on behalf of the Board of Directors.


                                        W. J. HALLINAN
                                        Senior Vice President --
                                        General Counsel and Secretary

                    PLEASE VOTE -- YOUR VOTE IS IMPORTANT

                             THE FINOVA GROUP INC.
                           1850 North Central Avenue
                                 P.O. Box 2209
                          Phoenix, Arizona 85002-2209


SAMUEL L. EICHENFIELD
Chairman, President and Chief Executive Officer

Dear Stockholder:

     Your are cordially invited to attend the 1996 Annual Meeting of Stockholders. The meeting will be held on Thursday May 9, 1996 in the Ballroom of the Radisson Resort Scottsdale, 7171 North Scottsdale Road, Scottsdale, Arizona. As the meeting will begin promptly at 9:00a.m., please plan to arrive earlier. The formal notice of the meeting follows on the next page. No admission tickets or other credentials will be required for attendance at the meeting. You may use the hotel's free parking.

     Directors and officers are expected to be present before and after the meeting to speak with stockholders. During the meeting, there will be an opportunity for stockholder questions regarding the affairs of the Corporation and for discussions of the business to be considered at the meeting, as explained in the Notice and Proxy Statement which follow.


     It is important that you vote, sign and return the enclosed proxy as soon as possible, whether or not you plan to attend the meeting

Samuel L. Eichenfield

                                PROXY STATEMENT
                             THE FINOVA GROUP INC.
                           1850 NORTH CENTRAL AVENUE
                                P.O. BOX 2209
                         PHOENIX, ARIZONA 85002-2209

                             GENERAL INFORMATION


     The enclosed proxy is solicited on behalf of the Board of Directors of The FINOVA Group Inc, a Delaware corporation formerly known as GFC Financial Corporation (the "Corporation"), for use at the 1996 Annual Meeting of Stockholders of the Corporation. The proxy, if properly executed and returned, will be voted according to its specifications, but may be revoked at any time before it is voted by: (a) executing and delivering to the Secretary of the Corporation a written instrument of revocation bearing a date later than the date of the proxy, (b) executing and delivering to the Secretary a subsequent proxy relating to the same shares or (c) attending the meeting and voting in person. Attendance at the meeting will not in and of itself constitute revocation of a proxy.

     Only stockholders of record of Common Stock (the "Shares") as of the opening of business on the record date, March 11, 1996 (the "Record Date"), will be eligible to vote at the meeting. The number of Shares then outstanding was 27,330,583. Each outstanding Share on the Record Date will be entitled to one vote. Fractional Shares will not be voted. Cumulative voting is not permitted. For those proposals for which no directions are given in the proxy, the proxy will be voted (a) "for" the election of the director nominees set forth herein,
(b) "for" the proposal to amend the Corporation's 1992 Stock Incentive Plan, (c) "for" the proposal to ratify the appointment of Deloitte & Touche LLP as the Corporation's auditors for 1996, and (d) in accordance with the recommendations of the Board of Directors or, if none, in the best judgment of the proxy holders, on other proposals, if any. In the event of disqualification, refusal or inability of any director or director nominee to serve, the proxies will be voted for the election of such other person or persons as the proxy holders believe will carry on the present policies of the Corporation. The approximate date on which this Proxy Statement and accompanying materials are first sent to stockholders is March 26, 1996.

     If a stockholder is a participant in the Corporation's Savings Plan (formerly known as the Capital Accumulation Plan), Employee Stock Ownership Plan (formerly known as the Employees' Stock Ownership Plan) or The Dial Corp 401(k) plans, the proxy will represent the number of Shares in the stockholder's plan account(s) as well as Shares registered in the stockholder's name. The proxy will serve as a voting instruction to the respective trustees of the above referenced plans. For the Corporation's plans, if any such Shares are not voted, the respective trustees of those plans will not vote those Shares on behalf of the participant.

     The cost of soliciting proxies will be borne by the Corporation. Solicitation will be made primarily through the use of the mails, but employees of the Corporation may solicit proxies personally, by telephone, telegram or similar means, for no additional compensation. In addition, the Corporation has retained Morrow & Co., Inc. to assist it in connection with the solicitation at an estimated fee of $7,500 plus out-of-pocket expenses. The Corporation will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of Shares.

     Comments from stockholders about any aspects of the Corporation's business are welcome, and space is provided on the proxy card for this purpose. Although all such notes may not be answered on an individual basis, the comments help management to assess stockholder sentiment and to determine what additional information should be furnished to stockholders.


                    BOARD OF DIRECTORS AND ITS COMMITTEES

BOARD AND COMMITTEE MEETINGS

   The Corporation's Board of Directors held a total of seven regular quarterly and special meetings during 1995. During 1995, each director attended at least 75% or more of the Board and committee meetings held for all committees on which that director served. The Board has established the following committees of certain of its members to deal with particular areas of responsibility.

     The Executive Committee held no meetings but reviewed and approved a number of transactions by unanimous written consent during 1995. That committee exercises all the powers of the Board in the management of the business and affairs of the Corporation when the Board is not in session, to the extent permitted by Delaware law. Its members consist of Mr. Eichenfield, Chairman, and Messrs. Durham, Johnson, Straetz and Teets.


     The Audit Committee, which met four times in 1995, recommends appointment of the Corporation's independent auditors and reviews and approves audit reports and plans, accounting policies, financial statements, internal auditing reports, internal controls, ethics committee actions, audit fees and certain officer expenses. All members of this committee are nonemployee directors, except that Mr. Eichenfield is an ex-officio member who does not vote on matters considered by the committee. Its members consist of Mr. Smith, Chairman, Mrs. Tancer, and Messrs. Lemon, Straetz and Eichenfield.

     The Executive Compensation Committee, which met four times in 1995, exercises all the powers of the Board in the authorization and approval of the compensation of and agreements with executive officers and employees of the Corporation and its subsidiaries, including compensation and incentive plans. The committee has delegated authority to the Chairman of the Board to set compensation for nonexecutive officers, subject to the committee's supervision. In addition, the committee reviews an independent analysis, prepared by a leading firm of compensation consultants, of the competitiveness of the Corporation's executive officer compensation as well as competitive data developed by the Corporation's compensation staff and consultants. The committee also determines awards under various incentive plans, including the
Corporation's 1992 Stock Incentive Plan. All members of this committee are nonemployee directors. Its members consist of Mr. Durham, Chairman, and Messrs Johnson, Straetz and Teets.

     The Board does not have a nominating committee. The entire Board is responsible for the selection of director nominees.

COMPENSATION

     Directors who are not employees received an annual retainer of $25,000, plus $1,500 for each Board, committee, or other meeting attended. Directors are reimbursed for any expenses attendant to Board membership.

     Nonemployee directors may elect to participate in the Corporation's Directors' Deferred Compensation Plan, pursuant to which payment of part or all of their directors' fees and retainers is deferred. The plan permits participants to defer their compensation in the form of cash. Mr. Smith currently participates in this Plan. Such accumulated compensation, plus interest thereon at the Merrill Lynch Taxable Bond Index long-term medium quality industrial bond rate of interest in effect each quarter, is payable upon termination as a director to the director or to the director's estate or beneficiary over such period as may be designated by the director and as permitted by the plan.

     The Corporation's 1992 Stock Incentive Plan provides for an initial grant to new nonemployee directors of options to purchase 2,000 Shares and an annual grant to nonemployee directors of options to purchase 1,500 Shares. The exercise price of such options is the fair market value of the Shares on the date of grant.

     In addition, the proposed amendment to the 1992 Stock Incentive Plan would permit nonemployee directors to elect to receive their annual retainer in the form of cash, restricted Shares or stock options under the plan or a combination thereof. If the proposed amendment is adopted, participating directors will be able to elect to receive restricted stock based on fair market value equal to the cash retainer not received, or stock options at the fair market value equal to two and one-half times the cash retainer not received, at an exercise price equal to that fair market value. The restricted stock would not be transferable and options would not become exercisable until the day before the next annual meeting after the grant date and would be forfeited to the Corporation if the participant ceases to be a member of the Board before that date, with certain exceptions.

     Permitting directors to receive their annual retainers in the form of awards under the 1992 Stock Incentive Plan is consistent with the Corporation's goals of increasing directors' Share ownership. Increased Share ownership will help further align the Board's interests with those of the stockholders. See "Amendment to 1992 Stock Incentive Plan."

     In February 1993, the Board adopted a Directors' Retirement Benefit Plan for nonemployee directors. That plan provides for the payment of benefits equal to the annual retainer in effect at the retirement date. Vesting occurs upon completion of five years of service as a director, and the director must be at least 62 on the retirement date. Benefits are paid annually for the lesser of life or years of service measured from the date of election to the Board.

     As part of the Corporation's overall support for charitable institutions, and to help attract directors with outstanding experience and ability, the Board adopted in 1994 a Directors' Charitable Award Program which enables a director to contribute $100,000 per year to a charity or foundation selected by the director over a period of ten years upon the director's death. The program is funded through the purchase of life insurance on the life of the director, with the Corporation as beneficiary. The Corporation's Employee Stock Purchase Program was also amended to permit directors to participate in that program. Through that program, employees and directors may purchase Shares at the then-current market price without payment of brokerage commissions, which are paid by the Corporation.

                            ELECTION OF DIRECTORS


     The Board of Directors of the Corporation consists of eight persons and is divided into three classes. At each annual meeting, the term of one class of directors expires, and persons are elected to that class for three-year terms. The Board of Directors has nominated Mr. G. Robert Durham and Mr. Kenneth R. Smith for election to the Board for terms expiring at the 1999 annual meeting or until their respective successors have been elected and have qualified. Each currently serves as a director of the Corporation, and each has consented to being named herein and to serve if elected.

     All directors have served in that capacity since February 1992, except Mr. Straetz, whose election became effective in May 1992, and Mrs. Tancer, who was appointed in February 1994 to fill a vacancy. All Board members other than Mrs. Tancer were initially appointed in connection with the spin-off ("Spin-Off") of the Corporation from The Dial Corp ("Dial") on March 18, 1992.

                                DIRECTOR NOMINEES

     The  following   information  regarding  the  director  nominees  has  been furnished by such nominees: For Terms Expiring at the 1999 Annual Meeting:(1)


                                           PRINCIPAL OCCUPATION,
         NAME                            OTHER DIRECTORSHIPS AND AGE
- - -------------------- -----------------------------------------------------------

G. Robert Durham     Chairman  and Chief Executive Officer or similar  positions of  Walter Industries, Inc.  (a homebuilding and financing,
                     building   materials,  natural   resources  and  industrial
                     manufacturing company) since  1991. Prior thereto, for more than five years, Mr . Durham  was Chairman,  President and
                     Chief  Executive  Officer   of  Phelps  Dodge  Corporation
                     (principally, a mining company); also a director of Homestake Mining Company, Mincorp Holdings Inc., and a trustee of Mutual Life Insurance Company of New York.
                     Age 67.

Kenneth R. Smith     Professor of Economics  for more than five years and former
                     Dean of the Karl Eller Graduate School of Management and the College of Business and Public Administration from 1980 to 1995 and Vice Provost from 1992 to 1995 of the University of Arizona; also a former director of Southwest
                     Gas Corporation and its subsidiary, PriMerit Bank. Age 54.


- - ----------
(1) or until their respective successors have been elected and have qualified.

   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE, TO SERVE FOR THE TERM INDICATED.

                        DIRECTORS CONTINUING IN OFFICE

   The following information regarding the directors continuing in office has been furnished by such directors:

For Terms Expiring at the 1997 Annual Meeting:(1)


                                         PRINCIPAL OCCUPATION,
          NAME                        OTHER DIRECTORSHIPS AND AGE
- - ---------------------- ---------------------------------------------------------

L. Gene Lemon         Vice President-Administration Since 1996 and prior thereto
                      Vice President and General Counsel of Dial for more than five years. Age 55.



Robert P. Straetz     Retired  Chairman and Chief  Executive  Officer of Textron
                      Inc. (a diversified manufacturer of aerospace products and provider of financial services) for more than five years;
                      also a director of AFC, Inc. and a former director of Dial, Textron, Inc., Fleet/Norstar Financial Group and its subsidiary, Fleet Mortgage Corporation. Age 74.

Shoshana B. Tancer    Professor  of  International  Studies  for more  than five years  and  Director  of the  North  American  Free  Trade
                      Agreement  Center  since  1993 for the  American  Graduate
                      School of International  Management.  Also,  of-counsel to
                      the   law   firm   of   O'Connor,    Cavanagh,   Anderson,
                      Killingsworth & Beshears since 1992, and prior thereto, was the principal of Tancer Law Offices, Ltd. for more than five years. Former director of Mountain Bell (the predecessor of U.S. West, Inc.) and three subsidiaries of Merabank, a Federal Savings Bank. Age 60.

For Terms Expiring at the 1998 Annual Meeting:(1)

         NAME                             PRINCIPAL  OCCUPATION,
                                      OTHER  DIRECTORSHIPS  AND AGE
- - --------------------- ----------------------------------------------------------
Samuel L. Eichenfield Chairman,  President  and Chief  Executive  Officer of the
                      corporation  since 1992;  also  Chairman,  President,  and
                      Chief  Executive  Officer of FINOVA  Capital  Corporation,
                      formerly Greyhound  Financial  Corporation,  the principal
                      operating   subsidiary   of   the   corporation   ("FINOVA
                      capital"), for more than five years. Age 59.


                      James L. Johnson Chairman Emeritus and a director of GTE Corporation (a diversified telecommunications company) since 1993, and prior thereto was its Chairman and Chief Executive Officer; also a trustee of Mutual Life Insurance Company of New York, and a director of Harte/Hanks Communications Co., Inc., Cell Star Corporation, Valero Energy Corporation and Walter Industries, Inc. Age 68.

 John W. Teets        Chairman  and Chief  Executive  Officer of Dial or similar positions for more than five years. Age 62.
- - --------------
(1) or until their respective successors have been elected and have qualified.

                      OWNERSHIP OF THE CORPORATION'S SHARES

     The following tables set forth certain information as of March 1, 1996 regarding the beneficial ownership (as that term is interpreted by the Securities and Exchange Commission ("SEC")) of the Corporation's outstanding Shares by (a) present directors and Named Executives (as defined below), individually, and all directors and executive officers as a group and (b) the holders of more than five percent of the Corporation's Shares. To the Corporation's knowledge, each person, along with his or her spouse, has sole voting and investment power of such Shares, unless otherwise noted.

DIRECTORS AND EXECUTIVE OFFICERS

                                                                AMOUNT AND
                                                                NATURE OF
                                                                BENEFICIAL    PERCENTAGE
NAME                              POSITION(S)                   OWNERSHIP     OF SHARES
- - --------------------------------- -------------------------- -------------- ------------
G. Robert Durham                  Director                        8,500(1)        *

Samuel L. Eichenfield             Chairman, President, and      347,538(2)(3)    1.18%
                                  Chief Executive Officer

James L. Johnson                  Director                        6,500(1)        *

L. Gene Lemon                     Director                       18,486(1)        *

Kenneth R. Smith                  Director                        9,000(1)        *

Robert P. Straetz                 Director                        9,000(1)        *

Shoshana B. Tancer                Director                        5,500(1)        *

John W. Teets                     Director                       58,553(1)        *

William J. Hallinan               Senior Vice President --
                                  General Counsel and            63,945(2)(3)     *
                                  Secretary

Martin G. Roth                    Group Vice President --
                                  Transportation Finance/
                                  Capital Services               29,172(2)(3)     *
                                  FINOVA Capital Corporation

Gregory C. Smalis                 Group Vice President --
                                  Portfolio Management           29,049(2)(3)     *
                                  FINOVA Capital Management

Thomas C. Parrinello              Group Vice President --
                                  Factoring Services
                                  FINOVA Capital Corporation      6,125(2)(3)     *

Directors and Executive Officers,                               708,110(2)(3)    2.79%
 as a Group

- - ----------
(1) Includes Shares with respect to which such director has a right to acquire ownership within 60 days through the exercise of stock options granted pursuant to the Corporation's 1992 Stock Incentive Plan in the amount of 6,500 Shares per nonemployee director, except Mr. Durham (3,500 Shares), Mr. Johnson (1,500 Shares) and Mrs. Tancer (4,500 shares).

(2) Includes options to purchase Shares which can be exercised within 60 days pursuant to grants of stock options by the Corporation in the amount of 217,667 Shares for Mr. Eichenfield, 42,664 Shares for Mr. Hallinan, 19,856 Shares for Mr. Roth, 17,584 Shares for Mr. Smalis, 2,735 Shares for Mr. Parinello, and 395,791 Shares for all directors and executive officers as a group.

(3) Includes Shares of restricted stock granted in connection with the Spin-Off and performance- based restricted stock granted after the Spin-Off to such persons, for which the persons have voting power but do not yet have dispositive power, in the amounts of 41,200 Shares for Mr. Eichenfield, 5,811 Shares for Mr. Hallinan, 4,100 Shares for Mr. Roth, 5,040 Shares for Mr. Smalis and 2,700 Shares for Mr. Parrinello. The number of Shares to be awarded under the performance- based restricted stock program may vary based on the performance of the Company and the stock. The reported amounts include all vested awards and target awards for future vestings. The reported amounts also include holdings in the Corporation's Savings (401(k)) and Employee Stock Ownership Plans as of February 29, 1996, according to reports of the plan administrators.

*The amount of Common Stock beneficially owned by such individual does not exceed one percent.

CERTAIN BENEFICIAL OWNERS


                                             AMOUNT AND
                                         NATURE OF BENEFICIAL    PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER        OWNERSHIP (1)        OF SHARES
- - ----------------------------------------- --------------------   ------------

Heine Securities Corporation                  3,003,100            10.99%
51 John F. Kennedy Parkway
Short Hills, NJ 07078-2708

Arnhold & S. Bleichroeder, Inc.               1,883,400             6.89%
45 Broadway
New York, NY 10006

Loomis, Sayles & Co., Inc. and Affiliates     1,845,612             6.75%
1 Financial Center
Boston, MA 02111-2660

- - ----------
(1) Pursuant to filings with the SEC, such Shares are held by the entity or its affiliates on behalf of themselves and their respective advisory clients and investors. The entities may disclaim that they constitute a "group" for purposes of owning these Shares. The information is based on reported ownership on the date of such filings.

      Notwithstanding anything to the contrary set forth in any of the Corporation's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate filings, including this Proxy Statement, in whole or in part, the following report and the performance graph shall not be incorporated by reference into any such filings.

                   EXECUTIVE COMPENSATION COMMITTEE REPORT
                          ON EXECUTIVE COMPENSATION

   The Executive Compensation Committee (the "Compensation Committee"), comprised entirely of independent directors, exercises all of the powers of the Board in the authorization and approval of the compensation of executive officers of the Corporation and its subsidiaries including awards to those officers under various incentive plans. In connection with those duties, the Compensation Committee administers and approves awards under the Corporation's 1992 Stock Incentive Plan. The stockholders are asked to approve certain amendments to that plan at this year's annual meeting. The Compensation
Committee makes every effort to assure that the compensation program is consistent with the Corporation's values and furthers its business strategy.

OVERALL OBJECTIVES

   The  Compensation   Committee  has  developed  a  compensation   program  for
executives and key employees designed to meet the following objectives:

   o  Rewarding performance that increases stockholder value.

   o Attracting, retaining and motivating executives and key employees with competitive compensation opportunities.

   o Emphasizing "pay for performance" by placing a substantial portion of compensation at risk.

   o  Building and encouraging ownership of Corporation Shares.

   o  Balancing short-term and long-term strategic goals.

   o Addressing the concerns of stockholders, employees, the financial community and the general public.

      The following discussion describes how the various components of the Corporation's executive compensation program meet these objectives.

EXECUTIVE COMPENSATION GENERALLY

      The Compensation Committee reviews executive officers' salaries each year. Salary increases depend upon individual performance, responsibilities, the Corporation's financial performance and median salary levels at comparator companies, as discussed below. The Compensation Committee's judgments of the appropriate form and level of executive compensation were ultimately based on its assessment of the Corporation's executive officers, the continuing demand for superior executive talent, the Corporation's overall performance, future objectives and challenges, and assessments of how those executives could contribute to future success of the Corporation.

     In August 1994, the Corporation's independent compensation consultant prepared competitive studies of the Corporation's executive compensation program, comparing the Corporation to 17 similar financial services companies. Approximately two-thirds of those companies are included in the Standard & Poor's Financial Index. The Corporation uses that index to set its performance criteria for its Management Incentive Plan ("MIP") and performance-based restricted stock awards. Because the Compensation Committee believes the selected comparators more closely reflect the Corporation's competitors for executive talent than do those companies appearing in the broader index, it generally uses the comparator group in evaluating compensation levels. The Compensation Committee was advised that compensation levels had been relatively consistent and stable since the 1994 study, so a new study was not undertaken. Instead, the 1994 data was adjusted for then-current market trends and the Corporation's asset size.

TOTAL COMPENSATION


     In August 1995, the Compensation Committee again set targeted total compensation levels for the executive officers at approximately the 75th percentile of the compensation of the comparator corporations, adjusted for size in light of the Corporation's and executives' respective performance. A larger percentage of the Corporation's executive officers' compensation is generally
"at risk" and in the form of long-term compensation than that for their counterparts at the comparator companies. This helps encourage performance that increases stockholder value. In addition, the Compensation Committee increased target, minimum and maximum award levels for annual and long term incentive plans in February 1995 between five and twenty percent over their respective 1994 levels. The Compensation Committee believes such increases provide appropriate incentives to encourage future growth.


BASE SALARY


     In August 1995, the Compensation Committee adjusted the base salary levels for the Corporation's executive officers to approximately the 50th percentile of the comparator group for executive officers, after adjusting for size differences among the companies. Those adjustments accounted for both annual salary adjustments and job scope adjustments. Annual salary adjustments were based on the factors listed above. Job scope adjustments were based on changes in responsibilities.

ANNUAL INCENTIVES

     The Corporation's cash bonus plan (MIP) rewards key employees for meeting annual goals. The Compensation Committee carefully reviews and approves performance targets under the plan to make certain they are both challenging and consistent with stockholder-value improvement. Individual MIP awards are set at a target percentage of salary, generally 30-55% for Named Officers, which awards can be adjusted for the Corporation's and individual's performance, resulting in an award of between 0-200% of the target. The Compensation Committee has discretion to make awards, notwithstanding performance, but did not do so for any Named Officer in 1995. For the Corporation, performance targets related in 1995 to earnings per share from continuing operations (60%), net income from continuing operations (30%), and total stockholder return (10%). The Compensation Committee determines final awards after receiving recommendations from the Chief Executive Officer. In 1995, the Corporation's overall performance exceeded each of the maximum performance goals established.

   For executive officers whose MIP awards are based in whole or in part on the performance of FINOVA Capital, its 1995 targets focused attention more specifically on FINOVA Capital's objectives. Targets related to after tax net income from continuing operations (50%), the level of non-earning assets (25%) and average funds employed (25%). FINOVA Capital's overall performance in 1995 exceeded each of the maximum performance goals established.

LONG-TERM INCENTIVES

   The  Corporation   provides   long-term   incentives   using  stock  options,
performance-based restricted stock and cash compensation awarded pursuant to performance share incentive plans

("PSIPs"). Through these vehicles, the Company has maximum flexibility for focusing top management on specific long-term goals, building executive stock ownership and encouraging continuing efforts to achieve stockholder value.

     Stock options give executives an opportunity to buy an equity interest in the Corporation. Moreover, because the options' value depends directly on the appreciation of the Shares' value, the executives and stockholders benefit similarly from any appreciation, and their interests are aligned. The Compensation Committee has the authority to grant options to key executives and makes every effort to balance the dilution and motivational effects. All options have been issued with the exercise price at the fair market value of the Shares on the date of grant or for a higher exercise price, as discussed more fully below.

     The Compensation Committee may also grant restricted Shares to key executives and has chosen to grant only performance-based restricted Shares since the Spin-Off. Like stock option grants, these grants build management ownership and align the interests of executives with those of stockholders. In addition, performance-based restricted Shares serve as a retention device, because the Shares do not completely vest until after five years from the grant date. Furthermore, annual vesting has been directly linked to the Corporation's stock performance as compared to market performance; e.g., if the stock underperforms the market, no vesting occurs for that year's portion for all such grants made since August 25, 1992. The Compensation Committee has discretion to waive performance requirements but did not do so in 1995.

     Finally, PSIPs focus management on other important long-term goals in addition to Share price appreciation. For the Corporation's 1995-1997 plan, these goals relate to earnings per Share (50%) and net income (50%), both from continuing operations. For executive officers whose PSIP awards are based in whole or in part on the performance of FINOVA Capital, its 1995-97 plan goals relate to net income (50%) and return on average equity (50%). The performance period for PSIPs is three years. Final award sizes and eligibility are reviewed by the Compensation Committee, which has discretion to adjust the awards within preestablished parameters if circumstances so warrant. For business leaders and line of business head participants in the PSIPs, their awards are dependent on both the performance of FINOVA Capital (25%) and their respective line of business or group (75%). In that way, their incentive compensation is both linked to overall company performance and the strategic performance of their business units. The Company and the participant Named Officers exceeded the maximum performance targets for the 1993-95 PSIP, and the Compensation Committee paid the maximum awards, as adjusted, within the parameters noted above.

     Option, performance-based restricted Shares and PSIP grants in 1995 were made after reviewing competitive data prepared by an outside consultant, past practice with respect to the levels of compensation for those executives, including with prior employers as appropriate, and recommendations of senior management. In August 1995, the Compensation Committee awarded multi-year stock option grants to key executive officers who had not received similar grants in previous years in an effort to further align the executives' interests with those of the stockholders. Grants were not made to those executives who received multi-year awards in 1993 or 1994. The multi-year awards were intended to be in lieu of future option awards anticipated for those officers during those years. The exercise price was at the fair market value of the stock at the grant date for the first year's grant, with a premium of 12.5% Share price increase each year thereafter. The premium requires that management create increasing value for all stockholders for the options to have value.

IN GENERAL


     With regard to the possible disallowance of federal income tax deductions on executive compensation in excess of $1 million per year, the Compensation Committee believes that under the final regulations issued by the Internal Revenue Service no compensation was paid in 1995 which would be non-deductible as a result of those changes in the federal income tax laws. The Compensation Committee again determined, after consultation with its independent compensation consultants, that to the extent that long term performance plans created in 1995 or 1996 might impact the deductibility of compensation paid in future years, the Corporation would be better served by maintaining flexibility in its ability to adjust those plans, rather than attempting to conform them to the exemption's requirements. Thus, the Compensation Committee decided to forego the exemption with respect to cash compensation plans adopted in 1995 or 1996. The Compensation Committee, however, further determined to review its position with respect to this exemption each year.

     To help address the overall objectives noted above, the Compensation Committee recommended to the Board, which subsequently approved in August 1993, stock ownership guidelines for senior management and directors of the Corporation. Persons subject to the guidelines are encouraged to assure that over a period of four years and thereafter their ownership of the Corporation's Shares and options reaches targeted levels based on the person's level of responsibilities and compensation. The failure to achieve such ownership levels could, in the Board's discretion, preclude the executive from receipt of future awards under the 1992 Stock Incentive Plan. The Compensation Committee reviewed current holdings of officers subject to the guidelines during 1995.

BROAD-BASED EMPLOYEE STOCK OPTION PROGRAM


     In addition to the Awards under the 1992 Stock Incentive Plan granted to executive officers, in 1995 the Corporation granted more than 314,000 stock options (approximately 83% of the total) to about 625 other employees under that plan. The plan, which includes grants of options to all full time employees at the end of their first quarter with the Corporation, is a vital element of FINOVA's drive to motivate outstanding contributions by its employees. Through such awards, all employees, not just the executives, have an incentive to seek appreciation in stockholder value.


CEO COMPENSATION


     The Compensation Committee determined Mr. Eichenfield's total compensation and amended and renewed his employment agreement, as noted below, based on the Corporation's performance, his individual performance, median compensation levels, the desire to retain him and the terms of his then-existing employment agreement. Mr. Eichenfield's salary and the incentives granted to him reflect the leadership he has provided since the Corporation's Spin-Off. The Corporation reported record earnings each year since the Spin-Off, increasing income from continuing operations in 1995 to $97.6 million from $74.8 in 1994, and earnings per share to $3.51 from $2.97 (with an additional 2.5 million average Shares outstanding in 1995). Stockholder return outpaced both the Standard & Poor's 500 Index and its Financial Index in 1995. The Corporation achieved a 55% return, while the S&P 500 increased only 37% and the Financial Index increased by 54%. The market value of the Corporation's shares has increased approximately $1 billion since the Spin-Off, from just over $435 million to more than $1.4 billion as of the Record Date.

     At the same time, Mr. Eichenfield has positioned the Corporation for continued success. New business resulted in a 20% growth in managed assets (funds employed and securitizations) during 1995. Margins remained strong at 5.8% for 1995. Non-accruing assets declined as a percentage of managed assets, finishing 1995 at 2.4% of managed assets. Those factors known in August 1995 were subjectively evaluated in determining to target Mr. Eichenfield's total compensation near the 75th percentile of total compensation paid to chief executives of comparator companies, adjusted for size. His base salary is approximately 7% below that of other chief executive officers at comparator companies, based on the 1994 study, as adjusted.

     Approximately two-thirds of Mr. Eichenfield's targeted total compensation is placed "at risk," by tying it to performance goals or the Corporation's Share price. In contrast, the comparator companies' chief executives had on average substantially less of their compensation at risk. Through the various long term incentive plans and his employment agreement, including the addition of the CEO value sharing plan to that agreement noted below, Mr. Eichenfield has appropriate incentives to create additional stockholder value. See "Employment Agreements."

     The Compensation Committee believes Mr. Eichenfield will continue providing outstanding leadership to the Corporation. It will work with him to assure that the executive compensation program meets the strategic goals of the Corporation as well as the overall objectives discussed above.

                                  G. Robert Durham, Chairman
                                  James L. Johnson
                                  Robert P. Straetz
                                  John W. Teets
                                      Members, Executive Compensation Committee


                              PERFORMANCE GRAPH
         COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE CORPORATION,
      STANDARD & POOR'S ("S&P") 500 INDEX AND S&P FINANCIAL INDEX (1)(2)

               3-19-92    6-30-92      12-31-92      6-30-93       12-31-93      6-30-94      12-31-94      6-30-95       12-31-95
               -------    -------      --------      -------       --------      -------      --------      -------       --------
Corp.           100        93.89        108.73        139.54        135.98        158.24       152.24        169.81        236.33

S&P 500         100       100.38        109.38        114.01        119.65        115.64       121.27        145.70        166.64

S&P Finan.      100       103.59        120.63        134.87        133.94        135.66       129.30        163.60        198.93


(1) The stock price and index performances shown in the above graph are not necessarily indicative of future results
(2) As often occurs with newly issued securities, the initial market prices of the Shares in the days following the Spin-Off were higher than the prices of which the Shares traded in subsequent months
(3) Assumes $100 invested on March 19, 1992, and all dividends reinvested on such securities



                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF COMPENSATION

     The following table provides certain summary information concerning compensation paid or accrued by the Corporation and its subsidiaries during the last three fiscal years to or on behalf of the Corporation's Chairman, President and Chief Executive Officer, and each of the four other most highly compensated executive officers of the Corporation (based on salary and MIP) as of the end of 1995 (for those years during which such persons were executive officers) (the "Named Officers").

                          SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM COMPENSATION
                                                                 ----------------------------------------
                       ANNUAL COMPENSATION                                  AWARDS              PAYOUTS
- - ---------------------------------------------------------------- --------------------------- ------------ -----------
                                                         OTHER     PERFORMANCE-   SECURITIES
                                                         ANNUAL       BASED       UNDERLYING                ALL OTHER
                                                        COMPEN-     RESTRICTED     OPTIONS/                  COMPEN-
        NAME AND                   SALARY     BONUS      SATION       STOCK          SARS         LTIP       SATION
   PRINCIPAL POSITION     YEAR      (1)       (1)(2)      (3)      AWARDS(4)(5)    (#) (5)      PAYOUTS        (6)
- - ----------------------- ------- ---------- ---------- ---------- -------------- ------------ ------------ -----------
Samuel L. Eichenfield    1995     $519,834   $557,522   $340,901   $697,870                    $1,024,290    $9,000
Chairman, President and  1994      460,790    496,705    245,931    553,715                       701,440     9,000
Chief Executive Officer  1993      417,602    420,252    177,010    369,838       175,000         657,738     8,994
William J. Hallinan      1995      254,072    190,046     87,379     85,145                       378,195     9,000
Senior Vice President
 --                      1994      238,850    174,513    114,347     59,278                       258,560     5,544
General Counsel &        1993      223,380    163,013     57,798     77,118        22,500                     5,448
Secretary
Gregory C. Smalis        1995      204,675    153,097                82,233                       115,235     9,000
Group Vice President --  1994      168,705    123,229                59,278        12,000                     3,960
Portfolio Management     1993      142,247    100,856     40,952     74,479         4,200                     3,664
FINOVA Capital Corp.
Martin G. Roth           1995      189,505    147,814                73,945           500                     9,000
Group Vice President --  1994      186,787    145,328                59,278        12,000                     5,450
Transportation Finance/ (7)
Capital Services
FINOVA Capital Corp.
Thomas C. Parrinello     1995      210,000    105,000                58,125                                   9,000
Group Vice President --  1994*     172,519    120,189                59,278        12,500
Factoring Services      (7)
FINOVA Capital Corp.

- - ---------
* Reported compensation is for the full fiscal year, except for Mr. Parrinello, whose 1994 income is reported from his engagement on February 14, 1994.

(1) Amounts shown include cash and non-cash compensation earned and received by the Named Officers as well as amounts earned but deferred at the election of those officers, if any.

(2) The amount of the bonuses is dependent each year on the Corporation's and Named Officers' respective performance. No bonuses are awarded unless the Corporation achieves specified levels of performance. The above amounts include a bonus paid to Mr. Parrinello in 1994 of $15,000 which was paid in connection with his commencement of employment with the Corporation and was not dependent on his performance.


(3) Amounts listed in this column are for personal benefits paid by the Corporation, including among other items tax gross up payments in 1995 of $304,901 to Mr. Eichenfield and $73,094 to Mr. Hallinan.

(4) The number of Shares to be awarded and their vesting are dependent on the Corporation's stock price and dividend performance during each of the five years following the grant date compared to the performance of either the Standard & Poor's 500 Index (the "S&P 500") or the Standard & Poor's Financial Index (the "S&P FI"). The value of the performance-based restricted stock is based on the fair market value of Shares at the grant date (or vesting date for additional Shares awarded, as discussed more fully below) and does not account for any diminution in value due to the performance requirements or any other restrictions on transfer.
     On April 1, 1992, each Named Officer other than Mr. Parrinello was granted 1,000 target Shares of performance-based restricted stock subject to adjustment of the target number of Shares. Between 100 and 340 of such Shares will vest and be awarded to those Named Officers each year during the five years following the grant date, depending on the Corporation's performance compared to the S&P 500. Thus, those Named Officers can receive a minimum of 500 Shares and a maximum of 1,700 Shares pursuant to the April 1, 1992 grant. In 1993, 1994 and 1995, the maximum awards were achieved. The remaining Shares of performance-based restricted stock underlying the values noted were granted in August of each respective year. Between 0 and 34% of such Shares will vest and be awarded each year during the five years following the grant date based on the Corporation's stock price and dividend performance compared to the lesser of the S&P 500 or the S&P FI. Thus, the Named Officers can receive between 0 Shares and a maximum of 1.7 times the number of Shares awarded. Failure to achieve the required stock performance level results in permanent loss of that year's respective grant. The Named Officers received the following numbers of target Shares of performance-based restricted stock: In 1995, Mr. Eichenfield -- 15,000 Shares; Messrs. Hallinan, Roth, Smalis and Parinello -- 1,500 Shares each. In 1994 Mr. Eichenfield -- 15,000 Shares; Messrs. Hallinan, Smalis, Roth and Parrinello -- 1,500 Shares each. In 1993, Mr. Eichenfield -- 10,000 shares; Messrs. Hallinan and Smalis -- 2,000 shares each, and Mr. Roth -- 1,000 shares. In 1993, 1994, and 1995, the maximum additional vestings were achieved, as applicable.
     The Executive Compensation Committee has retained discretion to amend the terms of the performance-based restricted stock grants to conform to changes in the tax laws or otherwise. The Named Officers may vote such Shares and dividends are paid thereon to the holder prior to the satisfaction of the vesting contingency.

(5) The aggregate number of restricted Shares held by each Named Officer, and their value based on the Share price at the 1995 year end, were 41,200 Shares for Mr. Eichenfield ($1,987,900); 5,811 Shares for Mr. Hallinan ($280,381); 5,040 Shares for Mr. Smalis ($243,180); 4,100 Shares for Mr.
     Roth  ($197,825);  and 2,700 Shares for Mr.  Parrinello  ($130,275).  ((6))
     Amounts listed in this column are for matching payments made by the Corporation on behalf of the Named Officers to the Employee Stock Ownership Plan or the Savings Plan. ((7)) Messrs. Roth and Parrinello were not executive officers prior to 1994.


STOCK OPTIONS AND STOCK APPRECIATION RIGHTS


     The following table contains information concerning the grant of stock options and tandem stock appreciation rights ("SARs") to the Named Officers during 1995 pursuant to the Corporation's 1992 Stock Incentive Plan. The Named Officers received multi-year grants in prior years, so they received none this year, except as noted. Those multi-year grants were intended to serve in lieu of future grants to such officers through 1997 for Mr. Eichenfield and 1995 for the other Named Officers. Mr. Roth was granted an extra award of 500 options for achieving his performance objectives in at least three out of the past four years. The amounts shown as potential realizable values are based on arbitrarily assumed annualized rates of Share price appreciation since the option grant dates of five and ten percent over the full ten year term of the options, without regard to dividends paid on the Shares.

     The amounts shown as potential realizable value for all stockholders represents the corresponding increases in the market value of the outstanding Shares held by all stockholders (other than the Corporation) assuming 28 million Shares were outstanding on the grant date. Appreciation at five and ten percent per year from the February 1995 grant price would increase the market value of all outstanding Shares by approximately $583 million and $1.48 billion, respectively.

     These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable SEC regulations. In assessing these values, please note that the ultimate value will depend on actual future Share values, and those values will depend on market conditions and the efforts of the directors, the Named Officers and others to foster the future success of the Corporation to the benefit of all stockholders. There can be no assurance that potential realizable values reflected in this table will be achieved.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                      POTENTIAL REALIZABLE
                                                                                     VALUE AT ASSUMED ANNUAL
                           NUMBER OF      PERCENT OF                                  RATES OF SHARE PRICE
                           SECURITIES       TOTAL                                       APPRECIATION FOR
                           UNDERLYING    OPTION/SARS                                       OPTION TERM
                                                                                 -----------------------------
                          OPTIONS/SARS    GRANTED TO    EXERCISE OR                IF STOCK AT    IF STOCK AT
                            GRANTED      EMPLOYEES IN   BASE PRICE    EXPIRATION      $53.96         $85.92
                                                                                 -------------- --------------
          NAME             (#) (1)(2)    FISCAL YEAR   ($/SHARE)(2)      DATE           5%            10%
- - ----------------------- -------------- -------------- ------------- ------------ -------------- --------------

ALL STOCKHOLDERS' SHARE
 APPRECIATION (3)                                                                $583,299,640   $1,479,299,600
MR. ROTH                       500          .0013%         33.125       2/7/05         26,980           42,960

- - ----------
 (1) The options will vest 34% after 1 year and 33% each year thereafter with full vesting on the third anniversary date. The options were granted for a period of ten years subject to earlier termination upon events related to termination of employment, a change in control, death or disability. No SARs were granted in connection with these options except all options have limited SARs that are exercisable within 60 days following a change in control, as defined in the 1992 Stock Incentive Plan, subject to earlier expiration upon certain events related to termination, death or disability. The limited SARs entitle the Named Officer to elect whether to purchase the Shares or to instead receive the difference between the market value on the date of exercise and the exercise price. In the aggregate, the Named Officer can exercise options or the SARs equal to the number of options granted.

 (2) The listed options are all nonqualified options. The exercise price and tax withholding obligations, if any, related to exercise may be paid by delivery of already owned Shares or by offset of the underlying Shares if permitted by the Corporation.

(3)   Assumes 28 million Shares outstanding.


1995 OPTION AND SAR HOLDINGS

     The following table lists the number of Shares covered by both exercisable and nonexercisable stock options and SARs as of December 31, 1995. The table includes the values for "in-the-money" options, which represents the positive spread between the exercise price of such options and the year-end price of the Shares. These values have not been, and may never be, realized. Those options might never be exercised, and the value, if any, will depend on the market value of Shares on the exercise date. There were no option or SAR exercises by the Named Officers in 1995.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES

                     NUMBER OF SECURITIES                VALUE OF
                    UNDERLYING UNEXERCISED              UNEXERCISED
                        OPTIONS/SARS AT                IN-THE-MONEY
                        FISCAL YEAR-END               OPTIONS/SARS AT
                              (#)                     FISCAL YEAR-END
                ----------------------------- -----------------------------
      NAME        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- - --------------- ------------- --------------- ------------- ---------------
Mr. Eichenfield     195,537       105,000         $9,434,660    $5,066,250
Mr. Hallinan         38,164        13,500          1,841,413       651,375
Mr. Roth             19,686        10,991            949,849       530,315
Mr. Smalis           17,584         7,906            848,428       381,464
Mr. Parrinello        2,570         9,930            124,000       479,122

LONG TERM INCENTIVE COMPENSATION

   The Corporation adopted a performance share incentive plan ("PSIP") that is designed to compensate participants if the Corporation achieves designated performance goals over a sustained period and to encourage the participants' continued efforts on the Corporation's behalf. The PSIP evaluates achievement by measurements determined by the Board, currently consisting of increases in net income and improvement in earnings per share, both from continuing operations, and FINOVA Capital's net income and return on average common equity, as defined in the PSIP. Achievement is measured based on three year averages of the performance targets. Because payouts are tied, in part, to Share price, the PSIP also motivates executives to help achieve Share price increases.

                     LONG-TERM INCENTIVE PLANS -- AWARDS
                             IN LAST FISCAL YEAR

                               PERFORMANCE   ESTIMATED FUTURE PAYOUTS UNDER
                  NUMBER OF   PERIOD UNTIL    NON STOCK PRICE-BASED PLANS
                                            ------------------------------
                    UNITS     MATURATION OR   THRESHOLD   TARGET   MAXIMUM
      NAME         (1)(2)        PAYOUT          (#)       (#)       (#)
- - --------------- ----------- --------------- ----------- -------- ---------
Mr. Eichenfield     9,561        1997             0       9,561    19,122
Mr. Hallinan        3,506        1997             0       3,506     7,012
Mr. Parrinello      1,931        1997             0       1,931     3,862
Mr. Smalis          1,882        1997             0       1,882     3,764
Mr. Roth            1,743        1997             0       1,743     3,486

- - ----------
(1) Recipients may receive none of the target awards unless performance reaches a minimum performance level (generally 95% of the target level) and may receive 200% of the target award if performance reaches a maximum performance level (generally, 110%, of the target level). Intermediate performance will be interpolated. The target number of Shares awarded is based on the average Share price for December 1994 ($31.89). The award, if any, will be paid as the cash equivalent of the average of the high and low Share prices for each day during the last month of the performance period multiplied by the number of share units awarded.
(2) The Board, or its committee administering the PSIPs, has discretion to adjust the target and maximum awards based on performance factors and circumstances selected by the Board or committee from time to time. The adjusted targets can be made higher or lower within specified limits for each of the participants, depending on the participant's grant. Because such adjustments are within the Board's or committee's discretion, the figures in the table do not include any such adjustment.


RETIREMENT PLANS


     The following table shows the estimated annual retirement benefit payable to participating employees, including the Named Officers, assuming retirement at age 65, for the average annual earnings and years of service classifications indicated, pursuant to the Corporation's retirement plans which cover officers and other salaried employees on a non-contributory basis. The retirement plans include both the Corporation's Pension Plan (formerly the Retirement Income
Plan) and Supplemental Executive Retirement Plan (formerly the Supplemental Pension Plan) ("SERP") (in which only certain employees participate). The table includes the SERP benefit formula.

                              PENSION PLAN TABLE


               ESTIMATED ANNUAL RETIREMENT BENEFITS FOR YEARS OF SERVICE(2)(3)(4)
               ------------------------------------------------------------------
AVERAGE ANNUAL
COMPENSATION(1)         15           20           25           30           35(5)
- - --------------      ---------    ---------    ---------    ---------    ---------
 125,000              32,810       43,750       54,690       65,630        76,560
 150,000              39,380       52,500       65,630       78,750        91,880
 175,000              45,940       61,250       76,560       91,880       107,190
 200,000              52,500       70,000       87,500      105,000       122,500
 225,000              59,060      78,750        98,440      118,130       137,810
 250,000              65,630       87,500      109,380      131,250       153,130
 300,000              78,750      105,000      131,250      157,500       183,750
 400,000             105,000      140,000      175,000      210,000       245,000
 450,000             118,130      157,500      196,880      236,250       275,630
 500,000             131,250      175,000      218,750      262,500       306,250
 600,000             157,500      210,000      262,500      315,000       367,500
 700,000             183,750      245,000      306,250      367,500       428,750
 800,000             210,000      280,000      350,000      420,000       490,000
 900,000             236,250      315,000      393,750      472,500       551,250
1,000,000            262,500      350,000      437,500      525,000       612,500
1,100,000            288,750      385,000      481,250      577,500       673,750
1,200,000            315,000      420,000      525,000      630,000       735,000
1,300,000            341,250      455,000      568,750      682,500       796,250
1,400,000            367,500      490,000      612,500      735,000       857,500
1,500,000            393,750      525,000      656,250      787,500       918,750

- - ----------
(1) Average annual compensation is the annual average of the employee's salary and bonus during the 60 months preceding retirement (salary only before
      1989). Salary and bonus in 1995 for the Named Officers is listed under the columns bearing those headings in the Summary Compensation Table. For each of the Named Officers, the current average compensation covered by the plans is at least 10% less than the aggregate salary and bonus set forth in the Summary Compensation Table. As of the end of 1995, average annual compensation was $1,016,456 for Mr. Eichenfield, $375,435 for Mr. Hallinan, $237,117 for Mr. Smalis, $289,221 for Mr.
      Roth, and $256,061 for Mr. Parrinello.
(2) The approximate number of credited years of service for Messrs. Eichenfield, Hallinan, Smalis, Roth, and Parrinello are 21, 23, 17, 27, and 2, respectively. To permit Mr. Eichenfield to retire at age 65 with the maximum years of service, while helping to accomplish the
      Corporation's objective to discourage his early retirement, Mr. Eichenfield was credited, upon execution of his employment agreement in 1992, discussed more fully below, with an additional five years of service for pension benefit calculations. In addition, he is credited with two additional years of service for each subsequent year of service he provides, for a total of three years per year of service. To assure no loss in retirement benefits caused by his resignation from Dial to assume his position with the Corporation, Mr. Hallinan will receive retirement benefits and health insurance equal to what his retirement benefits would have been had he remained with Dial, if he is terminated (constructively or actually) other than for cause (as defined in the agreement) prior to March 1, 1998. Such benefits shall be reduced by any benefits to which he is entitled pursuant to the Dial Retirement Income Plan or the Corporation's Pension Plan.

(3) Certain provisions of the SERP become effective if there is a change in control of the Corporation. Benefits are computed on a single-life annuity basis. Benefits reflected in the above table are computed pursuant to the plan formulas currently in effect. The benefits under the Pension Plan reflect a reduction to recognize some of the Social Security benefits to be received by the employee. The Pension Plan also provides for the payment of benefits to an employee's surviving spouse. The amounts set forth are before any adjustment for joint and survivorship provisions, which would reduce the amounts shown in the table. Pension benefits vest after five years of service. The plans are noncontributory and provide for reduced early retirement benefits. Prior plan formulas provide for different benefits. Employees accruing benefits pursuant to the prior or the prior and current formulas, and participants accruing benefits under only the Pension Plan, may receive benefits different from those listed in the table above.
 (4) The Internal Revenue Code of 1986, as amended (the "Code"), limits the annual benefits which may be paid from a tax-qualified retirement plan. As permitted by the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Corporation has established the SERP to pay out of general funds of the Corporation any benefits which may be above the limits permitted under the Code and ERISA for those officers entitled to participate in the SERP. Certain excess benefits to be paid to designated officers are held in a Rabbi trust.
(5) The Corporation's Pension Plan limits the years of service credited for purposes of calculating benefits to a maximum of 35 years.


                              EMPLOYMENT AGREEMENTS


     Three of the Named Officers, Messrs. Eichenfield, Hallinan and Parrinello, are parties to written employment agreements with the Corporation. In addition, the Corporation has Executive Severance Plans and Value Sharing Plans, described more fully below.


MR. EICHENFIELD

     Mr. Eichenfield has been engaged as the Chairman, President and Chief Executive Officer of the Corporation and of FINOVA Capital. He was originally engaged to serve for a three year term and thereafter from year to year, unless earlier terminated pursuant to the agreement. Mr. Eichenfield's agreement was replaced on March 15, 1996 with an amended agreement which expires on March 15, 1999. He can be terminated for cause (as defined in the agreement) at any time. Also pursuant to the terms of the agreement, he serves as a member of the Corporation's Board of Directors, subject to reelection by the stockholders upon expiration of his term.


     Mr. Eichenfield's base compensation currently is $543,650, subject to adjustment by the Board of Directors or Executive Compensation Committee. He is entitled to participate in the Corporation's incentive, retirement, health and welfare, and other fringe benefit programs in accordance with Corporation policy, provided that the programs and benefits awarded to him are not less favorable than those in existence upon the date of his agreement, with specified minimums. Many of those benefits are described or noted in the tables above. His participation in awards under the 1992 Stock Incentive Plan is at the sole discretion of the Executive Compensation Committee.

     If Mr. Eichenfield is terminated (actually or constructively) in violation of his agreement, he would be entitled to receive his base, incentive, stock-based and change in control compensation and specified benefits and perquisites during the remainder of the agreement, but not less than an amount equal to one year of service plus the sum of the highest bonus, stock, PSIP and other performance related payments during the two years preceding such termination. He would be entitled to additional payments discussed more fully below in the event of a change in control. All stock option vestings and pension plan accruals shall continue during such periods.

     Mr. Eichenfield's employment agreement was amended in August 1995 and continues to incorporate a CEO value sharing plan designed to serve as a retention device and incentive for creation of significant stockholder value. Those objectives are supported by sharing a portion of the total stockholder value created through a cash payment to Mr. Eichenfield. Upon the average share price (for 20 consecutive trading days) reaching specified hurdles ($55, $70 and $85 per share), Mr. Eichenfield will be paid $3.15 million, $6.3 million and $9.45 million, respectively. Those hurdles equate to a 37.5%, 75% and 112.5% increase in the Corporation's stock price over the base price of $40/Share selected by the Compensation Committee. That base price was greater than the closing price on the date the plan was adopted ($38.75). The plan would equate to Mr. Eichenfield receiving 0.75%, 1.5% and 2.25% of the total stockholder value created over the base price upon reaching the respective hurdles.

MR. HALLINAN


     Mr. Hallinan has been engaged as Senior Vice President -- General Counsel and Secretary of the Corporation. His employment is subject to termination at any time, but if terminated other than for cause (as defined in the agreement), he is entitled to retirement and insurance benefits as noted in the Pension Plan Table above. In addition, his awards of stock, options or similar awards shall vest and be paid to him should he be terminated other than for cause prior to March 1, 1998. His base annual salary currently is $265,500 plus his participation in the Corporation's incentive, retirement, health and welfare and other fringe benefit programs in accordance with Corporation policy, provided that the programs and benefits awarded him are not less favorable than those in existence upon the date of the agreement. Many of those benefits are described or noted in the tables above.

MR. PARRINELLO

     Mr. Parrinello has been engaged as Group Vice President -- Factoring Services of FINOVA Capital for a three year term expiring in February 1997, subject to earlier termination for cause (as defined in the agreement). His base annual salary currently is $219,500. He is also entitled to participate in the Corporation's retirement, health and welfare, other fringe benefit programs, incentive awards, options and similar plans in accordance with Corporation policy.

EXECUTIVE SEVERANCE PLANS


     All Named Officers participate in one of the Corporation's Executive Severance Plans (Tier I or Tier II). Those plans entitle participants to immediate vesting and exercisability of restricted stock, performance based restricted stock, and options if the Corporation incurs a change in control. The Tier I plan also provides for Messrs. Eichenfield and Hallinan to receive a lump sum payment of three times the officer's highest salary, bonus and PSIP payments if the officer is discharged without cause or if specified events occur, or two times such salary, bonus and PSIP payments if the employee voluntarily leaves during a specified period following a change in control. The plans provide a tax gross up feature to cover certain parachute taxes the officer must pay on payments made pursuant to the plan. Benefits paid are reduced by other severance benefits paid by the Corporation. The officer is also to be credited with years of service equal to the greater of the number needed to assure vesting under the retirement plans or the number of years of salary paid under the severance plan. Messrs. Smalis, Roth, and Parrinello participate in the Tier II plan with the same terms as described above, except that they shall be paid only a lump sum of two times their highest annual salary, bonus and PSIP payments, and they do not have the ability to get paid if they voluntarily leave following a change in control. Assets of the Corporation have been placed in a Rabbi trust to pay benefits for certain officers under the Executive Severance and certain other plans.


     Pursuant to his employment agreement, Mr. Hallinan is also entitled to severance benefits if Mr. Eichenfield ceases to be the Chairman and Chief
Executive Officer of the Corporation and, as a result, Mr. Hallinan is terminated (constructively or actually) from his current duties. In that event, he is entitled to receive a lump sum of three times the sum of his highest annual salary plus the largest aggregate annual incentive payments, pension and other benefits which he has received during that measurement period.

VALUE SHARING PLANS


     To recognize the significant contributions made to the Corporation and its stockholders by executive officers and key employees, and to reward such persons in the event of a change in control of the Corporation, as defined, the Compensation Committee adopted two change in control Value Sharing Plans, one for the Chief Executive Officer and one for other executives and key employees. Both plans only provide benefits in the event of a change in control and if certain stockholder value is created thereby. Participants other than the CEO who are nominated by the CEO and approved by the Compensation Committee will share in a pool equal to 2.5% of the change in control stockholder value created, which generally is the difference between the acquisition value at the time of the change in control and the market capitalization using the base price of $40/Share noted above, which was in excess of the closing price on the day the plans were adopted ($38.75). The CEO will be paid 0.75% of the change in control stockholder value created if the change is for $55/Share or less, 1.5% if it is for $85/Share or more, and is interpolated between those amounts for change in control prices between those Share prices.

     Payments made under both Value Sharing Plans are grossed up for certain parachute taxes for participants who participate in the Corporation's Executive Severance Plans discussed above. The Value Sharing Plans automatically terminate on December 31, 2002. Per share values shall be adjusted pro rata for certain events such as mergers, reorganizations, recapitalization, stock dividends or splits. Payment to Mr. Eichenfield under his employment agreement value sharing pool would be netted against those in this CEO Value Sharing Plan, so that he would not be paid twice for the same increases in stockholder value.

                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

     In conjunction with the Spin-Off, certain contractual arrangements were created between Dial and the Corporation and its subsidiaries. Those arrangements, most of which are for a limited duration, provide among other things for (i) the orderly separation of the Corporation from Dial; (ii) the provision by Dial of certain interim services, including tax services, to the Corporation (at an approximate annual cost of $950,000 in 1995); (iii) a sublease of the space currently used by the Corporation as its principal executive office (at an approximate annual rent commencing April 1996 for the remainder of the term until 2001 of $1.8 million) plus certain expenses; and (iv) the allocation of certain tax liabilities and benefits. Two of the Corporation's directors, Messrs. Teets and Lemon, are executive officers of Dial, and Mr. Teets is also a director of that company.


     Messrs. Eichenfield and Smith serve as directors of Ventana Corporation ("Ventana"), which markets interactive computer systems software and services. Prior to the Spin-Off, FINOVA Capital purchased shares of Ventana's preferred stock now equal to 200,000 of such shares for $1,000,000, which constitutes all of the outstanding preferred stock of Ventana. Such shares are convertible into common stock of Ventana, and would constitute approximately 14% of the outstanding common shares. In addition, FINOVA Capital has granted Ventana a $1,000,000 principal amount line of credit, none of which was outstanding on the Record Date. The line of credit to Ventana was granted prior to the Spin-Off. It was made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. The line of credit does not appear to involve more than the normal risk of collectibility or present other unfavorable features.


   The law firm of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears has provided certain legal services to the Corporation on a continuing basis. Mrs. Tancer is of counsel to that firm, but is not an equity owner thereof. The arrangements with that firm are believed to be competitive with the terms charged by other law firms providing services to the Corporation and its subsidiaries.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Based on a review of reports filed by the Corporation's directors, executive officers subject to the reporting regulations under Section 16(a) of the Exchange Act and beneficial holders of 10% or more of the Corporation's Shares, and upon representations from such persons, all reports required to be filed by those reporting persons during 1995 were timely made, except as noted below. The Jeanette M. Baron and Russell S. Knapp Trust, dated August 1965 (the "Trust") in which Mrs. Tancer serves as a co-trustee, filed its Form 3 report approximately 22 days late. Mrs. Tancer timely reported the acquisition on her Form 4 report. The Corporation is advised that Mrs. Tancer disclaims beneficial ownership of any of the Shares held by the trust or any pecuniary interest therein. The filing by the trust is the only late report involving Mrs. Tancer or any other entity in which she has an ownership interest.

                                AMENDMENT TO 1992
                              STOCK INCENTIVE PLAN

                                  INTRODUCTION

     The stockholders are being asked to amend the 1992 Stock Incentive Plan (the "Plan"), which was previously authorized by the stockholders, to permit directors to receive all or a portion of their annual retainers in the form of Awards under the Plan, at their individual election. That change will help further align the directors' interests with those of the stockholders, to the extent directors elect to participate in the program. As an example of how this plan works, assuming a $55/Share price and a $25,000 annual retainer, each director could instead elect to receive approximately 455 Shares of restricted stock, or alternatively could receive options to purchase approximately 1,136 Shares at $55 each in lieu of the cash retainer.


     The Plan was adopted by the Board and approved and ratified by the stockholders in connection with the Spin-Off. The Board believes the Plan helps the Corporation attract, retain and provide appropriate incentives for directors, management and all employees. The description of the Plan set forth herein is qualified in its entirety by reference to the text of the Plan, which is available at no charge upon request at the address set forth above.

     The proposed resolution is as follows:


     RESOLVED, that the Corporation's 1992 Stock Incentive Plan is hereby amended to permit any non-employee director of this Corporation to elect to receive all or a portion of that director's annual retainer for service as a director of this Corporation in the form of cash or as an Award pursuant to the Plan, or a combination thereof, as set forth more fully in Appendix A.


GENERAL


     The Plan authorizes the granting of stock options, restricted stock and SARs to participants selected by the Compensation Committee, which administers the Plan. The total number of Shares available for grant in each year of the Plan shall generally be 2 1/2 % of the total number of outstanding Shares on the first day of each year for which the Plan is in effect, with certain exceptions stated in the Plan. The participants include directors, officers and employees of the Corporation and its subsidiaries and affiliates designated by the Compensation Committee. Except through the directors' cash or stock program under consideration through the above-noted resolution, nonemployee directors of the Corporation only participate pursuant to automatic grants of nonqualified options to purchase 1,500 Shares each year of service as director plus a similar automatic grant of options to purchase 2,000 Shares upon first becoming elected as a director. The Corporation currently has eight directors (one of whom is also an employee) and approximately 980 employees who are eligible to participate in the Plan.


ADMINISTRATION


     The Plan requires that the Compensation Committee consist of at least two directors who are "disinterested persons," as such term is used in SEC Rule 16b-3. To help assure that the administrators remain "disinterested," the Plan provides that the only ways for them to participate is pursuant to an automatic grant or a directors' cash or stock plan such as the one under consideration with this amendment.

     Subject to the limitations of the Plan, the Compensation Committee is authorized to (i) select participants in the Plan, (ii) determine whether and to what extent awards are to be made, (iii) determine the number of Shares to be covered by each award, (iv) determine the terms of any award, (v) adjust the terms of any award, (vi) determine the extent to which payments may be deferred and (vii) determine whether awards may be settled in cash or Shares. The Compensation Committee also has authority to adopt, alter and repeal administrative rules, guidelines and practices and to interpret the terms of the Plan and any award issued thereunder, to delegate certain decisions to officers and to otherwise supervise the administration of the Plan.

AMENDMENT AND TERMINATION

     The Board or Compensation Committee may amend or discontinue the Plan and may amend outstanding awards as they deem advisable, but no such change may be made without stockholder approval to the extent such approval is required by law or agreement. No such change may impair the rights of participants under outstanding awards without consent of the affected participants (except for changes made to comply with SEC Rule 16b-3), and no such change can be made that would disqualify the Plan from that exemption.

     The Plan will terminate on December 31, 2002 unless earlier discontinued by the Corporation. Outstanding awards on the date of termination shall not be impaired by that termination.

OPTIONS AND SARS


     The exercise price of options and SARs shall be set by the Compensation Committee, which price shall not be less than the fair market value of the Shares on the date of grant, except for awards granted in connection with the Spin-Off, which were converted to preserve the then-current market values existing in those awards. The fair market value of a Share at the closing of the New York Stock Exchange on the Record Date (March 11, 1996) was $52.00.


     SARs may be awarded, in the Compensation Committee's discretion, in tandem with options. An SAR entitles the holder to a cash payment of the difference between the current market value of Shares on the date of exercise and the exercise price of the tandem options, multiplied by the number of SARs exercised.

     The Compensation Committee has discretion to award incentive stock options pursuant to Section 422 of the Code. No action or interpretation of the Plan or any incentive stock option award shall be permitted if it would disqualify the awards under that section.

EXERCISABILITY OF OPTIONS AND SARS

     Options and SARs become fully exercisable upon a change in control, as defined in the Plan (generally upon the acquisition by a person or affiliated group of at least 20% of the Corporation's Shares or other voting power, with certain exceptions specified in the Plan). In that event, a participant also has a 60 day period in which to surrender options for their cash value. If a participant's employment is terminated for cause, the option or SAR generally terminates at that time. If employment terminates other than for cause, death, disability or retirement, the options or SARs generally must be exercised within three months of the termination date. For termination due to retirement or disability, a participant generally will have three years to exercise the options or SARs. Death generally extends exercisability for 12 months. In all cases, these exercisability periods run no longer than the scheduled expiration of the option or SAR, or the stated period, whichever is shorter. The Compensation Committee has discretion generally to accelerate vesting and to extend such expiration dates.

     Participants generally may not transfer or encumber options or SARs other than (i) by will or the laws of descent or distribution or (ii) pursuant to a qualified domestic relations order. Options and SARs are exercisable only by the participant during his or her lifetime or by a legal guardian or permitted transferee.

RESTRICTED STOCK

     The Compensation Committee determines the appropriate period restricting the participant's right to sell, assign or otherwise encumber Shares of restricted stock. Subject to those restrictions on transfer and any other conditions imposed by the Compensation Committee, the participant enjoys all of the other rights of a stockholder, including the right to receive dividends and to vote the Shares. The Compensation Committee has the authority to require that dividends on those Shares be reinvested in additional Shares until the restricted period lapses and the Shares vest. At that time, the Shares become freely tradable without restriction. Upon termination of employment, unvested restricted stock generally is forfeited unless the Compensation Committee determines otherwise. Upon a change in control, as noted above, the restrictions lapse immediately, with full vesting of the maximum number of performanced-based or other variable awards as if maximum performance levels were achieved.

RESTRICTIONS ON TRANSFER

     Restrictions are imposed on participants subject to Section 16 of the Securities Exchange Act of 1934 and SEC Rule 144. These restrictions include limitations on vesting periods, the number of Shares which can be sold and restrictions on trading in Shares within six months of certain purchases or sales of Shares. Persons subject to such rules are urged to seek appropriate legal guidance on compliance with such rules prior to entering into any transactions involving Shares.

FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes the U.S. federal income tax consequences of the Plan, based on current statutes, regulations and interpretations. This description is not intended to address specific tax consequences applicable to individual participants who receive Plan benefits or special rules that may apply to directors and executive officers of the Corporation.

     Stock Options. No income will be recognized by the holder and the Corporation will not be entitled to a deduction at the time of grant of either nonqualified or incentive stock options.

     On exercise of a nonqualified stock option, the amount by which the fair market value of the Shares on the date of exercise exceeds the option exercise price will be taxable to the holder as ordinary income and, subject to satisfying applicable withholding requirements and any deduction limitation under Section 162(m) of the Code, deductible by the Corporation. The subsequent disposition of Shares acquired upon exercise of a nonqualified stock option will ordinarily result in a capital gain or loss.

     On exercise of an incentive stock option, the holder generally will not recognize any income, and the Corporation will not be entitled to a deduction. However, for purposes of the alternative minimum tax, the exercise of an incentive stock option may result in an alternative minimum tax liability to the holder.

     The disposition of Shares acquired on exercise of an incentive stock option will ordinarily result in capital gain or loss. However, if the holder disposes of those Shares within two years after the date of grant or one year after the date of exercise (a "disqualifying disposition"), the holder will recognize ordinary income in the amount of the excess of the fair market value of the Shares on the exercise date over the option exercise price (or in certain circumstances the gain on sale, if less). Any gain not treated as ordinary income in the manner described in the preceding sentence will generally be capital gain. Subject to any deduction limitation under Section 162(m) of the Code, the Corporation will be entitled to a deduction equal to the amount of ordinary income recognized by a holder.

     If an option is exercised through the use of Shares previously owned by the holder, that exercise generally will not be considered a taxable disposition of the previously owned Shares, and thus no gain or loss will be recognized with respect to those Shares upon exercise. Instead, there is a carryover basis in the new Shares. Also, if the option is an incentive stock option, and the previously owned Shares were acquired on the exercise of an incentive stock option or other tax-qualified stock option, and the holding requirement for those Shares is not satisfied by that time, such use will constitute a disqualifying disposition of the previously owned Shares, resulting in the recognition of ordinary income (but under proposed Treasury Regulations not any additional capital gain) in the amount described above.

     Stock Appreciation Rights. The amount of cash (or the fair market value of any Shares) received on the exercise of an SAR under the Plan will be includable in the employee's ordinary income and, subject to applicable withholding requirements and Section 162(m), noted above, deductible by the Corporation.

     Restricted Stock. Under Section 83(b) of the Code, an employee may elect to include in ordinary income, as compensation at the time restricted stock is first issued, the excess of the fair market value of such Shares at the time of issuance over the amount paid, if any, by the employee for such Shares. The employee making such an election must send a copy of the Section 83(b) election form to the employer. Unless a Section 83(b) election is made, no taxable income will generally be recognized by the recipient of restricted stock until the Shares are no longer subject to the restrictions or risk of forfeiture. When either the restrictions or risk of forfeiture lapses, the employee will recognize ordinary income and, subject to the applicable withholding limits and
Section 162(m) limits, the Corporation will be entitled to a deduction in the amount equal to the excess of the fair market value of the Shares on the date of lapse over the amount paid, if any, by the employee for the Shares. Absent a
Section 83(b) election, any cash dividends or other distributions paid with respect to the restricted stock prior to the lapse of any restrictions or risk of forfeiture will be included in the employee's ordinary income as compensation at the time of receipt.

     Effect on Earnings. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock Based Compensation," effective for transactions entered into in fiscal years that begin after December 15, 1995. This statement establishes financial accounting and reporting for stock-based employee compensation plans, including stock purchase plans, stock option plans, restricted stock and stock appreciation rights. The Statement requires a fair value based method of accounting for employee stock options or similar instruments and encourages a similar method for all employee stock compensation plans. This method measures compensation cost at the grant date based on the value of an award and recognizes it over the service period, usually the vesting period. However, the Statement also allows an entity to continue measuring compensation cost for such plans using the intrinsic value method of accounting prescribed by Accounting Principals Board Opinion No. 25, "Accounting for Stock Issued to Employees", provided pro forma disclosures are made.

                                PLAN BENEFITS
                          1992 STOCK INCENTIVE PLAN


     The following table shows the awards that would have been made in 1995 to the persons listed, assuming that the proposed amendment to the Plan was in place at the beginning of that year and that each eligible director had elected to receive his or her retainer in the form of stock options, based on the fair market value on the last day of each quarter.



                                  OPTIONS/        PERFORMANCE-BASED RESTRICTED
                                    SARS                   STOCK(1)
            NAME                     (#)                     (#)
- - ---------------------------     ------------ -----------------------------------

Mr. Eichenfield                       0                    18,640
Mr. Hallinan                          0                     2,340
Mr. Smalis                            0                     2,249
Mr. Roth                            500                     1,990
Mr. Parrinello                        0                     1,500
All Executive Officers           23,000                    37,500
All Non-Executive Directors      15,795(2)                      0(2)
All Employees, Excluding        314,550                    17,050
 Executive Officers

- - ----------
((1)) Represents amounts awarded to such individuals in 1995 at target levels of performance plus additional vestings from prior years above target levels. As noted in footnote 4 to the Summary Compensation Table, the actual amounts of Shares to be awarded can vary from 0 to 170% of the target level, depending on the Corporation's performance.
((2)) Assuming the amendment was in place at the beginning of 1995 and that all eligible directors had elected to instead receive restricted Shares, and that such Shares were priced at the market value on the last day of each quarter, such directors would have received 637 Shares each, for an aggregate of 4,459 Shares and the number of options received by each would have been 1,500, for an aggregate of 10,500.

   The affirmative vote of a majority of the Shares voting in person or by proxy at the meeting is required to approve the proposed amendment, provided a quorum exists.

   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSED AMENDMENT TO THE CORPORATION'S 1992 STOCK INCENTIVE PLAN.

                      SELECTION OF INDEPENDENT AUDITORS

   The following resolution concerning the appointment of independent auditors is expected to be offered at the meeting:

   RESOLVED, that the appointment of Deloitte & Touche LLP to audit the accounts of the Corporation and its subsidiaries for the fiscal year 1996 is hereby ratified.

   Deloitte & Touche LLP has audited the accounts of the Corporation since its organization and of its subsidiaries for many years. That firm has been appointed by the Board of Directors of the Corporation, upon recommendation of the Corporation's Audit Committee, as the Corporation's independent auditors for 1996. It is expected that a representative of Deloitte & Touche LLP will attend the meeting, respond to appropriate questions and be afforded the opportunity to make a statement.

   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE CORPORATION'S INDEPENDENT AUDITORS FOR 1996.

                              VOTING PROCEDURES

     The election of directors will be effective upon receiving approval of a plurality of the Shares present and voting in person or by proxy, provided a quorum exists. A quorum is present if at least a majority of the outstanding Shares on the Record Date (13,665,292 Shares) are present in person or by proxy. All matters other than the election of directors submitted to stockholders at the meeting shall be decided by a majority of the votes cast with respect thereto provided a quorum exists, except as otherwise provided by law or the Corporation's Certificate of Incorporation or Bylaws. Failures to vote and broker non-votes will not count towards determining any required plurality or majority or the presence of a quorum. Stockholders and brokers returning proxies but affirmatively abstaining from voting on a proposition, and stockholders attending the meeting but who do not vote on a proposition, will count towards the presence of a quorum and will be counted towards determining the required plurality or majority for approval of that proposition.

     The enclosed proxies will be voted in accordance with the instructions thereon. Unless otherwise stated, all Shares represented by such proxy will be voted as noted in this proxy statement. Proxies may be revoked as noted in "General Information" above.

                              CORPORATE NAME CHANGE

     As a reminder, the Corporation's name was changed to The FINOVA Group Inc. on February 1, 1995. The Corporation's Shares continue to be listed on the New York Stock Exchange and are now traded under the symbol "FNV." The Corporation's Share price and trading information can be found in stock reports typically under the heading "FinovaGp." Similarly, the name of the Corporation's principal operating subsidiary, Greyhound Financial Corporation, was changed on that date to FINOVA Capital Corporation. Its debt listed on the New York Stock Exchange trades under the symbol "FNVA 02."

NO CHANGE TO OUTSTANDING STOCK CERTIFICATES

     Even though the Corporation's name has changed, each outstanding share certificate of the Corporation's common stock will continue to represent the same number of Shares of The Finova Group Inc. The Corporation will continue to honor such certificates, even though they bear the name "GFC Financial Corporation." Accordingly, IT WILL NOT BE NECESSARY FOR STOCKHOLDERS TO EXCHANGE THEIR EXISTING STOCK CERTIFICATES FOR ONES WITH THE NEW CORPORATE NAME. Transfer instructions in either name will be honored.

                       SUBMISSION OF STOCKHOLDER PROPOSALS

     From time to time, stockholders seek to present proposals which may be proper subjects for inclusion in the Proxy Statement and form of proxy for consideration at the Annual Meeting of Stockholders. To be included in the proxy statement or considered at an annual or any special meeting, proposals must be submitted on a timely basis in addition to meeting other legal requirements for inclusion. Proposals for the 1997 Annual Meeting of Stockholders must be received by the Corporation no later than November 18, 1996, for possible inclusion in the proxy statement, or between February 7 and 27, 1997 for possible consideration at the meeting, which is expected to take place on Thursday, May 8, 1997. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Corporation.

                                OTHER BUSINESS

     The Board of Directors knows of no other matters to be brought before the meeting. If any other business should properly come before the meeting, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

   A COPY OF THE CORPORATION'S 1995 ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION AND THE 1992 STOCK INCENTIVE PLAN MAY BE OBTAINED BY STOCKHOLDERS, WITHOUT CHARGE, UPON WRITTEN REQUEST TO SHAREHOLDER SERVICES, THE FINOVA GROUP INC., 1850 NORTH CENTRAL AVENUE, P.O. BOX 2209, PHOENIX, ARIZONA 85002-2209.

                                   By order of the Board of Directors.
                                   W. J. HALLINAN
                                   Senior Vice President
                                   General Counsel and Secretary

                      PLEASE VOTE -- YOUR VOTE IS IMPORTANT
>

                                   APPENDIX A
                         AMENDMENT TO THE CORPORATION'S
                            1992 STOCK INCENTIVE PLAN

     (PLEASE NOTE: ADDITIONS TO THE CURRENT EFFECTIVE PLAN ARE SHOWN IN BOLDFACE TYPE. DELETIONS ARE SHOWN WITH A LINE THROUGH THE TEXT TO BE OMITTED.) A COPY OF THE FULL 1992 STOCK INCENTIVE PLAN IS AVAILABLE, WITHOUT CHARGE, UPON WRITTEN REQUEST TO SHAREHOLDER SERVICES AT THE ADDRESS LISTED ABOVE.

SECTION 13. DIRECTOR STOCK OPTIONS.

     (a) AUTOMATIC GRANTS. Each director of the Company who is not otherwise an employee of the Company or any Affiliate from and after February 28, 1992 shall, on the third Thursday of August during such director's term, automatically be granted Non-Qualified Stock Options to purchase 1,500 shares of Common Stock having an exercise price per share equal to 100% of the Fair Market Value of the Common Stock at the date of grant of such Non-Qualified Stock Option. Each director, upon joining the Board, shall also be awarded an initial grant of Non-Qualified Stock Options to purchase 2000 shares of Common Stock having an exercise price equal to 100% of the Fair Market Value of the Common Stock as of such date.

     (b) An {automatic director} A Stock Option shall be AUTOMATICALLY granted {hereunder} UNDER SECTION 13(A) ABOVE only if as of each date of grant (or, in the case of any initial grant, from and after the Distribution Payment Date) the director (i) is not otherwise an employee of the Company or any Affiliate, (ii) has not been an employee of the Company or any subsidiary for any part of the preceding fiscal year (or, in the case of any initial grant, from and after the Distribution Payment Date), and (iii) has served on the Board continuously since the commencement of his OR HER term.

   (C) ELECTION FOR RETAINER PAYMENTS. IN ADDITION TO THE AWARDS AUTHORIZED BY SUBSECTION (A) ABOVE, EACH NON-EMPLOYEE DIRECTOR MAY FROM TIME TO TIME ELECT, IN ACCORDANCE WITH PROCEDURES TO BE SPECIFIED BY THE COMMITTEE (WHICH PROCEDURES MAY, IN THE COMMITTEE'S DISCRETION, PROVIDE THAT ANY SUCH ELECTION WILL NOT BECOME EFFECTIVE UNTIL SIX (6) MONTHS AFTER THE DATE ON WHICH SUCH ELECTION IS MADE AND WILL BE REVOCABLE ONLY UPON SIX (6) MONTHS' PRIOR NOTICE), TO RECEIVE IN LIEU OF THE CASH RETAINER THAT WOULD OTHERWISE BE PAYABLE TO SUCH
NON-EMPLOYEE DIRECTOR, ON EACH DATE ON WHICH SUCH RETAINER WOULD OTHERWISE BE PAYABLE DURING THE PERIOD THAT SUCH ELECTION IS IN EFFECT, (I) RESTRICTED STOCK WITH THE TERMS DESCRIBED IN PARAGRAPH (D) BELOW ("DIRECTORS RETAINER SHARES") WITH A FAIR MARKET VALUE AS OF SUCH PAYMENT DATE EQUAL TO THE AMOUNT OF SUCH RETAINER PAYMENT, (II) ADDITIONAL NON-QUALIFIED STOCK OPTIONS TO PURCHASE SHARES EQUAL TO TWO AND ONE-HALF TIMES THE AMOUNT OF SUCH RETAINER PAYMENT WITH A FAIR MARKET VALUE AS OF SUCH PAYMENT DATE ("DIRECTORS RETAINER OPTIONS"), OR (III) A COMBINATION OF THE ABOVE; PROVIDED, HOWEVER, THAT THE COMMITTEE MAY ESTABLISH MINIMUM THRESHOLDS FOR ELECTION OF ANY ALTERNATIVE OTHER THAN CASH, IN ITS DISCRETION.

     (D)  DIRECTORS   RETAINER  SHARES.   DIRECTORS  RETAINER  SHARES  SHALL  BE
NON-TRANSFERABLE UNTIL THE DAY BEFORE THE ANNUAL MEETING OF THE COMPANY'S STOCKHOLDERS NEXT FOLLOWING THE DATE OF GRANT, AND SHALL BE FORFEITED TO THE COMPANY IF THE DIRECTOR SHALL CEASE TO BE A MEMBER OF THE BOARD PRIOR TO SUCH DATE, SUBJECT TO THE PROVISIONS OF SECTION 7. NOTWITHSTANDING THE FOREGOING, IN THE EVENT OF A DIRECTOR'S DEATH, DISABILITY OR RETIREMENT AS A DIRECTOR AT THE END OF A TERM OR A CHANGE IN CONTROL, HIS OR HER DIRECTORS RETAINER SHARES SHALL THEREUPON VEST AND CEASE TO BE SUBJECT TO ANY RESTRICTIONS ON TRANSFER OR RISK OF FORFEITURE. DIRECTORS RETAINER SHARES SHALL BE EVIDENCED IN SUCH MANNER AS THE COMMITTEE SHALL DETERMINE CONSISTENT WITH THE PROVISIONS OF SECTION 7, AS MODIFIED BY THIS SECTION.


     (E) DIRECTORS RETAINER OPTIONS. EACH DIRECTORS RETAINER OPTION SHALL BE EVIDENCED BY AN AWARD AGREEMENT IN SUCH FORM AS THE COMMITTEE SHALL FROM TIME TO TIME APPROVE, WHICH AGREEMENT SHALL COMPLY WITH AND BE SUBJECT TO THE FOLLOWING TERMS AND CONDITIONS: (I)

     DIRECTORS RETAINER OPTIONS MAY BE EXERCISED ONLY DURING THE PERIOD COMMENCING ON THE DAY BEFORE THE ANNUAL MEETING OF THE COMPANY'S STOCKHOLDERS NEXT FOLLOWING THE DATE OF GRANT AND ENDING TEN (10) YEARS AFTER THE DATE OF GRANT, AND MAY

BE EXERCISED IN WHOLE OR IN PART AT ANY TIME DURING SUCH PERIOD UNLESS THEY HAVE THERETOFORE EXPIRED PURSUANT TO THE OTHER PROVISIONS OF THIS SECTION. IF THE DIRECTOR SHALL CEASE TO BE A MEMBER OF THE BOARD BEFORE A DIRECTORS RETAINER OPTION BECOMES EXERCISABLE, SUCH OPTION SHALL BECOME VOID AND OF NO FURTHER FORCE OR EFFECT. NOTWITHSTANDING THE FOREGOING, IN THE EVENT OF A DIRECTOR'S DEATH, DISABILITY OR RETIREMENT AS A DIRECTOR AT THE END OF A TERM OR A CHANGE IN CONTROL, ANY UNEXERCISABLE DIRECTORS RETAINER OPTIONS SHALL IMMEDIATELY BECOME EXERCISABLE IN FULL.

     (II) THE PURCHASE PRICE FOR THE SHARES SUBJECT TO ANY DIRECTORS RETAINER OPTION SHALL BE EQUAL TO THE FAIR MARKET VALUE OF SUCH SHARES AS OF THE DATE OF GRANT OF SUCH DIRECTORS RETAINER OPTION. SUCH DIRECTORS RETAINER OPTIONS WILL BE EXERCISABLE IN SUCH MANNER AS THE COMMITTEE SHALL SPECIFY AND AS SHALL BE SET FORTH IN THE APPLICABLE AWARD AGREEMENT.

     (III)  DIRECTORS   RETAINER  OPTIONS  SHALL  BE  SUBJECT  TO  THE  TRANSFER
RESTRICTIONS AND OTHER PROVISIONS OF SECTION 5(E) HEREOF.

     (IV) EACH DIRECTORS RETAINER OPTION WHICH HAS BECOME EXERCISABLE PURSUANT TO SUBSECTION (E)(I), TO THE EXTENT NOT THERETOFORE EXERCISED, SHALL EXPIRE ON THE FIRST TO OCCUR OF (I) THE DATE WHICH IS SIX (6) MONTHS AFTER THE DATE ON WHICH THE DIRECTOR SHALL CEASE TO BE A MEMBER OF THE BOARD AND (II) THE TENTH ANNIVERSARY OF THE DATE OF GRANT OF SUCH OPTION; PROVIDED, HOWEVER, THAT IF SUCH DIRECTOR CEASES SERVING AS A BOARD MEMBER BY REASON OF DEATH, DISABILITY OR RETIREMENT AS A DIRECTOR AT THE END OF A TERM, SUCH OPTION MAY BE EXERCISED FOR A PERIOD OF TWO (2) YEARS FOLLOWING THE DATE ON WHICH THE DIRECTOR CEASES SERVING AS A MEMBER OF THE BOARD (BUT IN NO EVENT LATER THAN THE TENTH ANNIVERSARY OF THE DATE OF GRANT), AND IF THE DIRECTOR SHALL DIE WITHIN SUCH SIX
(6) MONTH OR TWO (2) YEAR PERIOD, AS THE CASE MAY BE, FOLLOWING THE DATE ON WHICH HE OR SHE CEASES TO SERVE AS A MEMBER OF THE BOARD, SUCH OPTION MAY BE EXERCISED AT ANY TIME WITHIN THE TWO-YEAR PERIOD FOLLOWING THE DATE OF DEATH TO THE EXTENT NOT THERETOFORE EXERCISED (BUT IN NO EVENT LATER THAN THE TENTH ANNIVERSARY OF THE DATE OF GRANT). IN THE EVENT OF A CHANGE IN CONTROL, THE DIRECTOR SHALL HAVE THE EXERCISE PERIODS PRESCRIBED BY SECTION 8.

     ({e}f) Each holder of a Stock Option granted pursuant to this Section 13 shall also have the rights specified in Section 5(k).

     ({f}g) In the event that the number of shares of Common Stock available for future grant under the Plan is insufficient to make all automatic grants required to be made on such date, then all non-employee directors entitled to a grant on such date shall share ratably in the number of options on shares available for grant under the Plan. IN ADDITION, NO ELECTIONS PURSUANT TO SUBSECTION (C) SHALL BE MADE UNTIL ALL AUTOMATIC GRANTS REQUIRED TO BE MADE ON SUCH DATE HAVE BEEN AWARDED. IF THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR FUTURE GRANT UNDER THE PLAN IS SUFFICIENT TO MAKE THE AUTOMATIC GRANTS PROVIDED FOR BY SUBSECTION (A) BUT INSUFFICIENT TO MAKE ALL GRANTS PURSUANT TO SUBSECTION (C), THEN ALL NON-EMPLOYEE DIRECTORS WHO HAVE ELECTED TO RECEIVE ALL OR ANY PORTION OF THEIR RETAINER PURSUANT TO THAT SUBSECTION SHALL SHARE RATABLY IN THE NUMBER OF SHARES AND OPTIONS ON SHARES AVAILABLE FOR GRANT UNDER THE PLAN.

     ({g}h)  The  provisions  of  {paragraph}  SUBSECTIONS  (a)  AND (C) of this
Section 13 may not be amended more often than once every six months. Except as expressly provided in this Section 13, any {stock option} AWARD granted hereunder shall be subject to the terms and conditions of the Plan as if the grant were made pursuant to SectionS 5 OR 7 hereof, RESPECTIVELY.

                         PROXY/VOTING INSTRUCTION CARD
                             THE FINOVA GROUP INC.
        C/O HARRIS TRUST & SAVINGS BANK, P.O. BOX 830, CHICAGO, IL 60690
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Samuel L. Eichenfield, L. Gene Lemon, and Shoshana B. Tancer, and each of them to have all the powers hereunder, including full power of substitution, as Proxies for the undersigned to vote, as indicated below, at the Annual Meeting of Stockholders of the FINOVA Group Inc. (the "Corporation") to be held on Thursday, May 9, 1996, and at any adjournment or adjournments thereof, all shares of stock which the undersigned is entitled to vote, with all voting rights the undersigned would have if personally present. This card also provides voting instructions (for shares of the Corporation held for the account of the undersigned, if any) to the respective trustees of the Corporation's Savings Plan and Employee Stock Ownership Plan and The Dial Corp 401(k) plans.


     COMMENTS: (Please feel free to list any comments about any aspects of the Corporation's business in the following space. Your comments will be reviewed, although they may no be answered on an individual basis.)

     Please complete, date and sign on reverse side and return this proxy card promptly using the enclosed envelope

Please mark vote in oval in the following manner using dark ink only.[X]

[                                                                              ]

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no marking is made, this proxy will be deemed to be a direction to vote FOR proposals 1,2 an 3, unless otherwise determined by the Board of Directors or the Proxies.

     The Board of Directors recommends a vote FOR:

          1.   Election of directors whose terms expire in 1999:
                  FOR [  ]  WITHHOLD [  ]  FOR ALL EXCEPT [  ]

                 G.  Robert Durham            Kenneth R. Smith

                            -----------------------------
                                 Nominee Exception

          2. Amendment of the Corporation's 1992 Stock Incentibe Plan to permit non-employee directors to recieve their annual retainer in the form of cash or Awards under that plan.

                         FOR [  ]  WITHHOLD [  ]  ABSTAIN [  ]

          3. Ratification of the appointment of Deloite & Touche LLP as the independent auditors of the Corporation for 1996.

                          FOR [  ]  WITHHOLD [  ]  ABSTAIN [  ]



Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED                                   , 1996

Signature
         -------------------------------------

Signature
         -------------------------------------

(Please  mark address  changes  above.)

[ ] MULTIPLE STOCKHOLDER PUBLICATIONS. Please check here to stop mailing to stockholder publications for this account, since multiple copies come to this address.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS